UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 17, 2016

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 16th Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 17, 2016, Dennis L. Kogod and DaVita Inc. (the “Company”) entered into a separation agreement (the “Agreement”) in connection with Mr. Kogod’s termination of employment with the Company, effective November 30, 2016. The Agreement provides for the end of Mr. Kogod’s employment and for his resignation from other non-employment roles with the Company and its subsidiaries, his consulting services to the Company for three years pursuant to a separate consulting agreement (the “Consulting Agreement”), and a release of the Company and certain affiliates from claims, in return for which the Company agreed to pay him $1,500,000.

Under the Consulting Agreement Mr. Kogod will (i) provide consulting services to the Company from December 1, 2016 until November 30, 2019, (ii) be subject to covenants not to compete and not to solicit employees of the Company, and (iii) provide a general release of claims for the period of time of the Consulting Agreement, for which the Company will pay Mr. Kogod $100,000 per month for the term of the Consulting Agreement, as well as payments of $1,800,000 in January 2017 and $100,000 at the conclusion of the Consulting Agreement.

The foregoing summaries of the Agreement and the Consulting Agreement do not purport to be complete descriptions and are qualified in their entirety by reference to the terms and conditions of the actual agreements, which will be filed as exhibits to the Company’s annual report on Form 10-K for the year ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: October 20, 2016	/s/ Kathleen A. Waters
Kathleen A. Waters
Chief Legal Officer